Exhibit 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2013 Stock Incentive Plan of The Medicines Company of our report dated September 28, 2012, with respect to the consolidated financial statements of Incline Therapeutics, Inc. as of December 31, 2011 and 2010 and for the years then ended and for the period from December 3, 2009 (inception) through December 31, 2011, included in the Current Report on Form 8-K/A of The Medicines Company filed with the Securities and Exchange Commission on March 15, 2013.

/s/ Ernst & Young LLP

Redwood City, CA
June 28, 2013